EXHIBIT 99.1

THE DERBY CYCLE CORPORATION / RALEIGH CYCLE LIMITED
PRESS RELEASE 29 OCTOBER 2001

         The Chief Executive of Raleigh Cycle Limited, Alan Finden-Crofts, has today made the following announcement;

         "I am pleased to be able to confirm that a management buy-out team, consisting of myself and a number of key managers within the businesses, has now successfully acquired the subsidiaries and assets of the Derby Cycle Corporation.

         Our Group, to be known as Raleigh Cycle Ltd, will consist of Raleigh America, Raleigh Canada, Raleigh UK and Derby Cycle Werke in Germany, together with our trading companies Raleigh Taiwan and Raleigh China. In restructuring the Group, Winora-Staiger and Wiener Bike Parts in Germany have been sold to the Accell Group and Derby South Africa will be purchased by the local management.

         Most importantly, we now start off on a sound financial basis. We are debt free and have substantial assets, in contrast to the unsatisfactory arrangements under the previous ownership.

         This will enable our experienced management teams to focus, once again, on the core task of developing our international brands by designing, marketing and manufacturing outstanding bicycles and parts & accessory ranges.

         Our suppliers and customers have given us strong support over what has been a difficult time. We now have the structure in place for a successful and prosperous future and we look forward to continuing to work with them, over the months and years ahead".

CONTACTS:

JOHN C. BURDETT                         ALAN J. FINDEN-CROFTS
The Derby Cycle Corporation             Raleigh Cycle Limited
Phone + 44 115 916 5275                 Portman House
                                        Hue Street
                                        St Helier
                                        Jersey, C.I.